Exhibit 20
Code of Ethical Conduct


                             CODE OF ETHICAL CONDUCT
                                       OF
                        GLOBAL IMMUNE TECHNOLOGIES, INC.

Preface

The honesty, integrity and sound judgment of principal executive and financial officers of Global Immune Technologies, Inc. ("the Company") is fundamental to the reputation and success of the Company. While all employees, officers, and directors are required to adhere to this Code of Ethics, the professional and ethical conduct of our principal executive and financial officers is essential to the proper function and success of the Company.

Our principal executive and financial officers hold an important and elevated role in our corporate governance. These individuals are key members of the management team, who are uniquely capable and empowered to ensure that the interests of the Company stakeholders (including stockholders, employees, collaborators and suppliers) are appropriately balanced, protected and preserved. Such persons fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the Company's business and financial operations.

Principal Executive and Financial Officers Code of Ethical Conduct

As a result, principal executive and financial officers of the Company performing senior executive, accounting, audit, financial management, or similar functions must:

Act with  honesty  and  integrity,  avoiding  actual or  apparent  conflicts  of interest in personal and professional relationships except as otherwise disclosed, approved and determined to be in the best interests of the Company and its stockholders;

As is required and/or necessary to conduct their duties, provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable; Comply with applicable laws, rules, and regulations of federal, state, and local governments (both Unites States and foreign) and other appropriate private and public regulatory agencies, including, without limitation, with regard to all mandatory public disclosures;

Act  in  good  faith,  with  due  care,  competence,   and  diligence,   without
misrepresenting   material  facts  or  allowing   independent   judgment  to  be
subordinated;

Respect the confidentiality of information acquired in the course of employment;

Be accountable for adherence to this Code of Ethics and otherwise proactively promote ethical and honest behavior within the workplace, and

Promptly report violations of this Code of Ethics to senior management or, as applicable, the board of directors of the Company, and if, necessary, to outside counsel, as a last resort should earlier attempts to redress such violations fail.

All principal executive and financial officers are expected to adhere to this Code of Ethics at all times. The board of directors of the Company shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver (and the grounds for such waiver) for a principal executive or financial officer of, or an amendment to, this Code of Ethics shall be disclosed as required by applicable Securities and Exchange Commission rules.

ADOPTED by the board of directors on October 24, 2006.


/s/ Donald Perks